Exhibit 10.10 DESCRIPTION OF COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS For the period between each annual meeting of shareholders (the “Board Year”), non-employee directors receive the following compensation: • an annual equity award of $195,000 granted in shares of State Street common stock; and • an annual retainer of $90,000, plus the following additional annual retainers: • Lead Director: $125,000; • Examining and Audit Committee Chair and Risk Committee Chair: $30,000; • Human Resources Committee Chair: $25,000; • Nominating and Corporate Governance Committee Chair and Technology and Operations Committee Chair: $20,000; and • Each member of the Examining and Audit Committee and each member of the Risk Committee, other than the Lead Director and the Committee Chairs: $20,000. Each retainer is payable at the director’s election in shares of State Street common stock or in cash. All awards of shares of State Street common stock are calculated based on the closing price of our common stock on the NYSE on the date of election (or the date of joining the Board, if later), rounded up to the nearest whole share. Annual retainers and annual equity awards are prorated for any director joining the Board after the beginning of the Board Year. Beginning with the eleventh Board meeting attended during the Board Year, each non-employee director is entitled to meeting fees of $1,500 per Board meeting attended, payable in cash. Pursuant to State Street’s Deferred Compensation Plan for Directors, directors may elect to defer the receipt of 0% or 100% of their (1) retainers, (2) annual equity award and/or (3) meeting fees. Non-employee directors also may elect to receive their retainers in cash or shares of State Street common stock. Non-employee directors who elect to defer the cash payment of their retainers or meeting fees may choose from four notional investment fund returns for such deferred cash. Deferrals of common stock are adjusted to reflect the hypothetical reinvestment in additional shares of common stock for any dividends or distributions on State Street common stock. Deferred amounts will be paid (a) as elected by the non-employee director, on either the date of their termination of service on the Board or on the earlier of such termination and a future date specified, and (b) in the form elected by the non-employee director as either a lump sum or in installments over a two- to five-year period. Non-employee directors are also entitled to reimbursement of expenses incurred in attending Board and committee meetings.